Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237387

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 20, 2023

Preliminary prospectus supplement
(To prospectus dated July 12, 2021)

Alta Equipment Group Inc.

2,000,000 Shares of Common Stock Offered by the Selling Stockholder

The selling stockholder identified in this prospectus supplement (the “selling stockholder”) is offering 2,000,000 shares of our common stock, par value $0.0001 per share (the “common stock”), pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of the common stock to be offered by the selling stockholder. Our common stock is listed on the New York Stock Exchange under the symbol “ALTG.” On July 19, 2023, the last reported sale price of our common stock on the New York Stock Exchange was $17.66 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholder before expenses	$	$

(1) See the section titled “Underwriting (Conflict of interest)” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 300,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts payable by the selling stockholder will be $ million, and the total proceeds to the selling stockholder, before expenses, will be $ million. We will not receive any proceeds from the sale of our common stock by the selling stockholder pursuant to any exercise of the underwriters’ option to purchase additional shares.

Investing in our common stock involves a high degree of risk. Please read “Risk factors” beginning on page S-11 of this prospectus supplement, on page 6 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about , 2023.

D.A. Davidson & Co. , 2023	B. Riley Securities

Table of Contents

Prospectus Supplement

Prospectus

About this Prospectus Supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of our common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering of shares of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholder may use the registration statement to sell the shares of common stock registered thereby from time to time through any means described in the section entitled “Plan of Distribution.”

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Neither we, the selling stockholder, nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, the selling stockholder is not, and the underwriters are not, making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the section entitled “Where You Can Find More Information; Incorporation by Reference” of this prospectus supplement, before investing in our common stock.

The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “Alta,” “the Company” and similar designations refer, collectively, to Alta Equipment Group Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

All references in this prospectus supplement and the accompanying prospectus to our financial statements include the related notes thereto.

Alta Equipment Group Inc., the Alta Equipment Group Inc. logo and our other registered or common law trademarks, trade names or service marks appearing in this prospectus supplement are owned by us. This prospectus supplement, any applicable prospectus or any information incorporated herein or therein may contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including logos, artwork and other visual displays, generally appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

The industry and market data and other statistical information contained in the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. Although we believe third-party sources of such information are reliable, we have not independently verified such information. Data regarding our industry and our market position and market share within our industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate market size, market position and market share within our industry. In addition, assumptions and estimates of our and our industry’s future performance involve risks and uncertainties and are subject to change based on various factors, including those described herein and in the documents incorporated herein under the heading “Risk Factors.”

Prospectus Supplement Summary

This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying prospectus and within the materials incorporated by reference herein. Because it is a summary, it does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus supplement carefully, including the accompanying prospectus, the “Risk Factors” section in this prospectus supplement, the risks outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), and our other reports incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. For more details on how you can obtain the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information; Incorporation by Reference.”

Our Business

Overview

We own and operate one of the largest integrated equipment dealership platforms in the United States (“U.S.”) and have a presence in Canada. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks, heavy and compact earthmoving equipment, environmental processing equipment, cranes, paving and asphalt equipment, and other material handling and construction equipment. We engage in five principal business activities in these equipment categories:

(i) new equipment sales;

(ii) used equipment sales;

(iii) parts sales;

(iv) repair and maintenance services; and

(v) equipment rentals.

We have operated as an equipment dealership for over 39 years and have developed a branch network that includes over 75 total locations in Michigan, Illinois, Indiana, Ohio, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. We offer our customers end-to-end solutions for their equipment needs by providing sales, parts, service and rental functions. Additionally, we provide warehouse design and build services, automated equipment installation and system integration solutions within our Material Handling segment.

Within our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our original equipment manufacturer (“OEM”) partners. We and our regional subsidiaries enjoy long-standing relationships with leading material handling and construction equipment OEMs, including Hyster-Yale, Volvo, JCB and Kubota, among many others. We also now, through the acquisition of Ecoverse Industries LTD (“Ecoverse”), as discussed further below, have exclusive master dealer rights throughout North America for environmental processing equipment with Doppstadt, Backus and Backers, among others. We are consistently recognized by OEMs as a top dealership partner and have been identified as a nationally recognized Hyster-Yale dealer and multi-year recipient of the Volvo Dealer of the Year award. More recently, we entered into a dealer agreement with Nikola Corporation to become the authorized dealer to sell and service Nikola medium and long-haul class 8 electric vehicle trucks in the New York, New Jersey, eastern Pennsylvania, New England, Florida and Illinois markets.

Products and Services

New Equipment Sales. We sell new heavy construction, material handling and environmental processing equipment and are a leading distributor for internationally recognized equipment manufacturers. Our new equipment sales operation is a primary source of new customers for the rental, parts and services business. The majority of our new equipment sales is predicated on exclusive distribution agreements we have with best-in-class OEMs. The sale of new equipment to customers, while profitable from a gross margin perspective, acts as a means of generating equipment field population and activity for our higher-margin aftermarket revenue streams, specifically service and parts. We also sell tangential products and services related to our material handling equipment offerings which include, but are not limited to, automated equipment and related installation, warehouse systems integration solutions and related controls software.

Used Equipment Sales. We sell used equipment which is typically equipment that has been taken in on trade from a customer that is purchasing new equipment, equipment coming off a third-party lease arrangement where we purchase the equipment from the finance company, or used equipment that is sourced for our customers in the open market by our used equipment specialists. Used equipment sales in our territories, like new equipment sales, generate parts and services business for the Company.

Parts Sales. We sell replacement parts to customers and supply parts to our own rental fleet. Our in-house parts inventory is extensive such that we are able to provide timely service support to our customers. The majority of our parts inventory is made up of OEM replacement parts for those OEMs with which we have exclusive agreements to sell new equipment.

Service Support. We provide maintenance and repair services for customer-owned equipment and we maintain our own rental fleet. In addition to repair and maintenance on an as needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. We have committed substantial resources to training our technical service employees and have a full-scale service infrastructure that we believe differentiates us from our competitors. Approximately 45% of our employees are skilled service technicians.

Equipment Rentals. We rent heavy construction, compact, aerial, material handling, and a variety of other types of equipment to our customers on a daily, weekly and monthly basis. In addition to being a core business, our rental business also creates cross-selling opportunities for us in our sales and product support activities.

Competitive Strengths

We believe that the following attributes are important to our ability to compete effectively and to achieve our financial objectives:

Integrated Dealership Platform Providing Full Scale Solutions to Customers. Our integrated equipment sales, service, and rental platform provide a one-stop-shop for a highly diverse group of customers, enabling us to profitably grow our revenue throughout the years and giving us a competitive advantage over our single channel competitors and traditional equipment rental houses, which may have difficulty expanding due to the infrastructure, training, and relationships necessary to support a growing population of equipment in a designated territory and that typically have limited parts and service offerings. With our over 75 dealership locations, we believe that our scale will help us be the leading provider of material handling, construction, and environmental processing equipment and aftermarket parts and service support in each of our territories.

Superior Parts and Services Operations Supporting Customer Relationships. We provide parts and service to our customers 24 hours a day, 365 days a year. Our parts and service capabilities support customers in maximizing equipment uptime, which we believe is a key consideration when an equipment customer is making a selection among competing product offerings. The aftermarket parts and service businesses provide us with a predictable, high-margin revenue source that is relatively insulated from the typical business cycle.

Ability to Attract and Retain Skilled Technical Employees. We believe that we provide best-in-class parts and service support to our customers, and the ability to attract and retain skilled technicians is critical to aftermarket performance. We have partnered with trade and technical schools in all of our territories and these relationships, along with our recruiting prowess, provide us with a pipeline of skilled employees. To retain employees, we offer attractive benefits, clean facilities with the most advanced diagnostic software, modern tools and OEM parts. Above all, we view our technicians as key contributors to future success, and we accord respect to our skilled technicians.

Leading Dealer for Equipment Manufacturers. We are a leading U.S. dealer for many nationally recognized material handling, construction, and environmental processing equipment OEMs, including Hyster-Yale, Volvo, JCB, Kubota and Doppstadt. Our primary dealer agreements grant us exclusivity for new equipment, replacement part sales, and diagnostic service software in our territories. The OEM relationships also promote our acquisition strategy, as the OEMs prefer to partner with fewer, larger financially stable dealerships and view us as a prominent consolidator.

High-Quality Rental Fleet for Rent-to-Sell and Rent-to-Rent Programs. Equipment rental is complementary to our new and used equipment sales and is an important component of our one-stop-shop model. Rental operations are fully aligned with our dealership strategy, as the rent-to-sell solution provides an additional sales channel by which we are able to populate our territories with equipment and generate high-margin parts and service revenue thereafter. In addition, our existing equipment customers rely on our rental fleet when facing short-term equipment needs and when customer equipment is being serviced.

Experienced Management Team. Our senior management team is led by Chief Executive Officer (“CEO”) Ryan Greenawalt, Chief Financial Officer (“CFO”) Anthony Colucci and Chief Operating Officer (“COO”) Craig Brubaker, each of whom has substantial experience in the equipment distribution industry. Our senior leadership is well known and highly respected in the industry. Industry relationships provide a meaningful portion of our acquisition pipeline, as dealership owners frequently approach our management team to discuss a sale. Additionally, our senior leadership team is experienced in managing our business throughout the business cycle.

Business Strategy

We employ the following business strategies:

Align with World-Class Original Equipment Manufacturers by Securing Dealership Agreements for Exclusive Territories. We contractually agree with best-in-class material handling and construction equipment OEMs to represent them exclusively in designated territories (i.e., a state or province). These exclusive agreements allow us to take a long-term view to a given market place, build a complementary product offering which drives market share with customers and ultimately allows us, and our OEMs, to focus on growing market share within the territory. Importantly, these agreements give us exclusive rights to purchase OEM parts and the access to OEM software which allows us to safely and effectively repair our customers’ equipment.

Grow the Field Population of Equipment in Our Territories and Leverage that Equipment to Grow Parts and Service Revenue. We actively populate our territories with new and used equipment, which generates predictable, high-margin parts and service revenue. We follow this strategy with each of our acquisitions into new territories and with new OEM partnerships, growing the field population of equipment through our new, used, and rent-to-sell sales channels upon market entry. As a result, we expect future benefits from increasing aftermarket parts and service revenue driven by the equipment maintenance cycle.

Recruit Skilled Technicians to Expand the Parts and Service Operations. We depend on our teams of technicians to provide customers with best-in-class parts and service support, and we have developed a multifaceted strategy to recruit skilled mechanics. We regularly hire mechanics away from independent rental or service businesses in our markets, where a lack of access to OEM parts and diagnostic tools make servicing increasingly sophisticated equipment difficult. Additionally, we have been successful in hiring skilled technicians from other industries, such as the automotive industry. Also, our partnerships with technical schools and community colleges provide consistent access to new technicians. We intend to replicate this strategy as we acquire additional dealership territories.

Pursue Strategic Acquisitions. Our management team has successfully completed over 25 acquisitions. We have two primary areas of focus when pursuing acquisitions:

•
Territory In-Fill. Within our existing territories, we pursue acquisitions that may provide for new OEM relationships whose equipment will complement the existing product portfolio in a territory, new customer relationships and pools of skilled technicians. These acquisitions advance the parts and service strategy by simultaneously increasing the field population within the existing territory and expanding the number of skilled technicians to generate predictable, high-margin service and parts revenue.
•
Territorial Expansion. Our geographic footprint has grown through acquisitions, from our original Michigan lift truck territory to a leading equipment dealer with operations in the Midwest, New York, New England, Florida, parts of Ontario and Quebec. In selecting additional territories for acquisition, we prioritize opportunities that can be improved by our systems and processes and/or markets with a high density of equipment users.

Pursue Synergistic Verticals. With our existing expertise with commercial equipment dealerships, we pursue strategic opportunities to leverage our knowledge in operating equipment dealerships to grow into other adjacent verticals of commercial equipment of over-the-road vehicles. As an example, to leverage our prowess in e-mobility and meet the growing demand for commercial electric vehicles within our existing territories, we have entered the over-the-road vehicle dealership industry by virtue of our new partnership with Nikola. Similarly, with our historic success and customer relationships in equipment distribution for OEMs in exclusive territories, we will pursue growth opportunities in the wholesale equipment distribution sector, where we look to contractually possess master dealer rights to distribute OEM equipment in a significant geographic territory (e.g., North America). Our recent acquisition of Ecoverse represents our entrance into the master equipment distribution sector.

Customers

Our customer end markets include diversified manufacturing, food and beverage, wholesale/retail, distribution, construction, automotive, municipal/government, and medical. Our customers vary from small, single machine owners to large construction contractors and leading multi-national commercial companies. In 2022, no single customer accounted for more than 1% of our total revenues. Our top ten customers combined accounted for approximately 5% of our total revenues in 2022.

Suppliers

We purchase a significant amount of equipment and parts from a large number of manufacturers with whom we have distribution agreements. We purchased approximately 43% of our new equipment, rental fleet, and replacement parts from four major OEMs (Hyster-Yale, Kubota, JCB and Volvo) during the year ended December 31, 2022. Notably, we are the exclusive OEM replacement part distributor in substantially all of our territories, allowing us to provide superior service support to our customers from an aftermarket perspective.

Competition

The material handling and construction equipment sales and distribution industries are competitive and remain fragmented, with large numbers of competitors operating on a regional or local scale. Within our territories, our competitors range from multi-location, regional operators to single-location dealers of competing equipment brands. We compete with other equipment dealers that sell other brands of equipment that we do not represent or that we do not represent in a particular market. We also compete with local and nationwide rental businesses in certain product categories.

Competition among equipment dealers, whether they offer material handling or construction equipment or both, is primarily based on customer service, including repair and maintenance service provided by the dealer, reputation of the OEM and dealer, quality and design of the products, and price. In our experience, reliability and uptime are the key considerations for customers in selecting a material handling and construction equipment dealer, and we believe that our focus on parts and service support has helped us win and maintain customer business. In contrast, price is not typically a customer’s key point of differentiation in selecting among competing equipment, as OEM partners often provide pricing flexibility and discounting in order to drive market share.

Within substantially all of our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. This exclusivity affords us effectively no competition from others when selling these brands in our territories.

Human Capital

Employees

As of December 31, 2022, we had approximately 2,800 employees. Of these employees, approximately 1,150 are skilled technicians paid on an hourly basis and the remainder are hourly and salaried corporate, sales, operating, and administrative personnel. We have approximately 550 employees covered by collective bargaining agreements. We believe our relations with our employees are good, and we have never experienced a long-term work stoppage. We are committed to fostering a diverse workforce and an inclusive environment and have instituted various initiatives to increase our diversity as it relates to recruiting and training opportunities.

Generally, the total number of employees does not significantly fluctuate throughout the year. However, acquisition activity may increase the number of our employees. Fluctuations in the level of our business activity could require some staffing level adjustments in response to actual or anticipated customer demand.

Health and Safety

The health and safety of our employees is an important focus at Alta. As part of our continuing goal to reduce our recordable injuries, we are committed to regularly reinforcing the importance of our safety programs and encouraging a culture of safe work practices in all of our locations. As part of our evaluation of our management employees, we evaluate the safety records of the employees for whom they have management responsibility.

Talent Development and Employee Training

Our goal is to attract, develop, and retain a talented and high-performing workforce. We are committed to our employees and their development, and we strive to create opportunities for the continual professional development of our employee base. These opportunities include continuing education and specialty training.

Recent Developments

Debt Refinance

In June 2023, we amended our Sixth Amended and Restated ABL First Lien Credit Agreement (the “A&R ABL Credit Agreement”) along with our Sixth Amended and Restated Floor Plan First Lien Credit Agreement (the “A&R Floor Plan Credit Agreement”), both dated April 1, 2021, by and between the Company, the other credit parties named therein, the lenders party thereto, and JP Morgan Chase Bank, N.A., as Administrative Agent. The A&R ABL Credit Agreement amendment, among other things, (i) exercised $55 million of our expansion option previously included in our asset-based revolving line of credit (the “ABL Facility”) increasing borrowing capacity from $430 million to $485 million; and (ii) provided for a $65 million expansion option, which allowed us to further increase borrowing capacity under the ABL Facility to $550 million. The A&R Floor Plan Credit Agreement amendment, among other things, (i) increased the maximum borrowing capacity of our revolving floor plan facility (the “Floor Plan Facility”) by $10 million from $60 million to $70 million; (ii) provided for a $20 million expansion option allowing us to further increase borrowing capacity under the Floor Plan Facility to $90 million; and (iii) increased permitted maximum borrowings under third-party floorplan facilities from $350 million to $390 million with additional annual 10% increases beyond 2023.

Preliminary, Unaudited Second Quarter Financial Results

Our financial statements for the quarter ended June 30, 2023 will not be available until after this offering is completed and consequently will not be available to you prior to investing in this offering. Based upon preliminary estimates and information available to us as of the date of this prospectus supplement, we expect to report that we had:

•
revenue between $462.0 million to $472.0 million for the three months ended June 30, 2023;
•
trailing twelve months “TTM” revenue between $1,716.3 million and $1,726.3 million as of June 30, 2023;
•
net income (loss) between $(1.4) million and $4.3 million for the three months ended June 30, 2023;
•
Adjusted EBITDA between $48.0 million to $50.5 million for the three months ended June 30, 2023; and
•
TTM Adjusted EBITDA between $175.5 million and $178.0 million as of June 30, 2023.

The above includes financial measures not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

We disclose non-GAAP financial measures, including Adjusted EBITDA, because we believe they are useful performance measures that assist in an effective evaluation of our operating performance when compared to our peers, without regard to financing methods or capital structure. We believe such measures are useful for investors and others in understanding and evaluating our operating results in the same manner as our management. However, such measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for, or in isolation from, net income (loss), revenue, operating profit, debt, or any other operating performance measures calculated in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before interest expense (not including floorplan interest paid on new equipment), income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. We exclude these items from net income (loss) in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance. For example, items such as a company’s cost of capital and tax structure, certain one-time or non-recurring items as well as the historic costs of depreciable assets, are not reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from this metric. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to their most comparable measures under GAAP, please see the table below.

	Three Months Ended June 30, 2023		TTM, As of
(amounts in millions)	Estimated Range		June 30, 2023 Estimated Range
	Low[9]	High[9]	Low[9]	High[9]
Net income (loss) available to common shareholders	$(1.4)	$4.3	$1.7	$7.4
Depreciation and amortization	33.9	31.9	122.5	120.5
Interest expense	14.3	13.3	45.2	44.2
Income tax expense	0.6	–	1.5	0.9
EBITDA[8]	$47.4	$49.5	$170.9	$173.0
Adjustments:
Transaction costs[1]	0.5	0.5	1.6	1.6
Loan administration fees[2]	0.1	0.1	0.2	0.2
Share-based incentives[3]	1.1	1.1	3.5	3.5
Other expenses[4]	–	0.4	1.5	1.9
Preferred stock dividend[5]	0.8	0.8	3.1	3.1
Showroom-ready equipment interest expense[6]	(1.9)	(1.9)	(5.3)	(5.3)
Adjusted EBITDA[8]	$48.0	$50.5	$175.5	$178.0
Pro forma EBITDA-acquisitions[7]	–	–	4.6	4.6
Adjusted pro forma EBITDA[8]	$48.0	$50.5	$180.1	$182.6
(1)
Expenses related to acquisitions and capital raising activities.
(2)
Debt administration expenses associated with debt refinancing activities.
(3)
Reflects non-cash equity-based compensation expenses.
(4)
Other non-recurring expenses inclusive of severance payments, greenfield startup, legal and consulting costs.
(5)
Expenses related to preferred stock dividend payments.
(6)
Represents interest expense associated with showroom-ready new equipment interest included in total interest expense above.
(7)
Pro Forma EBITDA of acquisitions completed within the year, assuming acquisitions occurred as of January 1, prorated through the actual date of acquisition.
(8)
Non-GAAP measure.
(9)
Low and high estimates are management estimates and subject to change.

These estimates as of June 30, 2023 are preliminary, have not been audited, do not present all information necessary for an understanding of our financial condition as of June 30, 2023 and are subject to change upon completion of, among other things, quarter-end closing procedures and/or adjustments, the completion of our interim financial statements and other operational procedures. This preliminary financial information has been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the three and six months ended June 30, 2023, and our actual results could be materially different from this preliminary financial information, which preliminary information should not be regarded as a representation by us, our management, or the underwriters as to our actual results as of and for the three and six months ended June 30, 2023. During the course of the preparation of our financial statements and related notes as of and for the three and six months ended June 30, 2023, we may identify items that would require us to make material adjustments to this preliminary financial information. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. The preliminary estimated data should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 once it becomes available. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, the accompanying prospectus and the information incorporated herein for additional information regarding factors that could result in differences between the preliminary estimated financial information for the quarter ended June 30, 2023 and the actual financial and other data we will report for the quarter ended June 30, 2023.

Corporate Information

Our principal executive offices are located at 13211 Merriman Road, Livonia, Michigan 48150, and our telephone number is (248) 449-6700. Our website address is www.altaequipment.com. We do not incorporate the information on, or accessible through, our website into this prospectus supplement, and you should not consider any information on, or that can be accessed through our website as part of this prospectus supplement. We have included our website address in this prospectus supplement solely for informational purposes.

The Offering

Common Stock Offered by the Selling Stockholder	2,000,000 shares of common stock.
Option to Purchase Additional Shares

The selling stockholder has granted the underwriters an option to purchase up to an additional 300,000 shares of common stock. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement. The number of shares subject to the underwriters’ option equals 15% of the total number of shares of common stock offered by the selling stockholder. See the section entitled “Underwriting (Conflict of interest).”

Common Stock Outstanding	32,368,112 shares.
Use of Proceeds

The selling stockholder will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder in this offering, including any shares the selling stockholder may sell pursuant to the underwriters’ option to purchase additional shares of common stock.

Listing	Our common stock is listed on the New York Stock Exchange under the trading symbol “ALTG.”
Conflict of interest

Because an affiliate of B. Riley Securities, Inc., an underwriter in this offering, will receive 5% or more of the net proceeds of this offering as the selling stockholder, B. Riley Securities, Inc. is deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our shares of common stock. See “Underwriting (Conflict of interest)” for more information.

Risk Factors

Your investment involves a high degree of risk. You should read the section titled “Risk Factors” beginning on page S-11 of this prospectus supplement and page 6 of the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and uncertainties that you should carefully consider before deciding to invest in our common stock.

Except as otherwise stated in this prospectus supplement, the number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 32,368,112 shares of common stock outstanding as of July 20, 2023, and excludes as of that date: (a) 325,000 shares of common stock reserved for issuance under our employee stock purchase plan; and (b) 3,138,382 shares of common stock reserved and remaining available for future issuance under our 2020 Omnibus Incentive Plan, of which 868,380 shares of common stock are issuable upon vesting of restricted stock units (“RSUs”) and earned and unvested performance stock units (“PSUs”).

Except as otherwise indicated, all information in this prospectus supplement does not assume or give effect to the purchase of common stock under our employee stock purchase plan, the exercise of options or the vesting of RSUs and earned PSUs outstanding, in each case, after July 20, 2023.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks and uncertainties described below and in the “Risk Factors” section of the 2022 Form 10-K (incorporated by reference in this prospectus supplement and the accompanying prospectus), and any other reports that we may file from time to time with the SEC, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, before investing in any of our securities. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Risks Related to the Ownership of our Common Stock

The price of our common stock may fluctuate substantially, and your investment may decline in value.

The market price of our common stock has been and in the future may be volatile and may fluctuate substantially due to many factors, including:

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actual or anticipated fluctuations in our results of operations;
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variance in our financial performance from the expectations of investors or market analysts;
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conditions and trends in the markets we serve, and changes in the estimation of the size and growth rate of these markets;
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our ability to make and integrate acquisitions;
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variance in our organic growth from the expectations of investors or market analysts;
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announcements of significant contracts by us or our competitors;
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changes in our pricing policies or the pricing policies of our competitors;
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restatements of historical financial results and changes in financial forecasts;
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loss of one or more of our significant OEM partners;
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changes in market valuation or earnings of comparable public companies;
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the trading volume of our common stock; and
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general economic conditions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business, financial condition, future results and cash flow.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. We are unable to predict the effect that such sales may have on the prevailing market price of the common stock.

Sales of substantial amounts of our common stock in the public market, whether by us or our existing stockholders, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our amended and restated certificate of incorporation, we are authorized to issue up to 200,000,000 shares of common stock, of which 32,368,112 shares of common stock are currently issued and outstanding. We may issue additional shares of common stock, which may dilute existing shareholders, including purchasers of the common stock offered hereby. In connection with the completion of this offering, we and each of our directors, executive officers, the selling stockholder and certain affiliates of the selling stockholder have agreed not to offer, sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions. D.A. Davidson & Co. and B. Riley Securities, Inc., however, may, in their sole discretion, permit us and our directors, executive officers, the selling stockholder and certain affiliates of the selling stockholder who will be subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements. See the section entitled “Underwriting (Conflict of interest)” for additional information. Following the expiration of the lock-up period, these shares will be available for sale in the public markets subject to restrictions under applicable securities laws. We cannot predict the size of future issuances of our shares, or the effect, if any, that future sales and issuances of securities would have on the market price of our shares of common stock.

If securities or industry analysts publish inaccurate or unfavorable research about our business, the price of our common stock and our trading volume could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts publish about us or our business. In the event securities or industry analysts downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause the price of our common stock and trading volume to decline.

Payment of dividends by us may vary.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends or increase our dividends on shares of our common stock in the future. The payment of future dividends and the amount thereof is uncertain and is at the sole discretion of our board of directors and is considered each quarter. The payment of dividends is dependent upon, among other things, operating cash flow generated by the Company, our financial requirements for operations, our credit agreements and related covenants, general economic and market conditions and the execution of our growth strategy.

Additional financing or future equity issuances may result in future dilution to our stockholders.

We may need to raise additional funds in the future to finance our growth, our acquisition plans, investment activities and for other reasons. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, concerning our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained, or incorporated by reference, herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about our future financial performance and condition, future operations; our plans for expansion and acquisitions; our business strategy, projected costs, prospects, market position, and plans and objectives of management.

Because these forward-looking statements are based on current information available, and current expectations, forecasts and assumptions, and involve a number of judgments, they are subject to risks and uncertainties. As a result, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements:

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supply chain disruptions, inflationary pressures resulting from supply chain disruptions or a tightening labor market;
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negative impacts on customer payment policies and adverse banking and governmental regulations, resulting in a potential reduction to the fair value of our assets;
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the performance and financial viability of key suppliers, contractors, customers, and financing sources;
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economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or sales channels;
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our success in identifying acquisition targets and integrating acquisitions;
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our success in expanding into and doing business in additional markets;
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our ability to raise capital at favorable terms;
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the competitive environment for our products and services;
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our ability to continue to innovate and develop new business lines;
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our ability to attract and retain key personnel, including, but not limited to, skilled technicians;
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our ability to maintain our listing on the New York Stock Exchange;
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the impact of cyber or other security threats or other disruptions to our businesses;
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our ability to realize the anticipated benefits of acquisitions or divestitures, rental fleet investments or internal reorganizations;
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federal, state, and local government budget uncertainty, especially as it relates to infrastructure projects and taxation;
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currency risks and other risks associated with international operations; and,
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other risks and uncertainties identified in the section entitled “Risk Factors” in this prospectus supplement and in the 2022 Form 10-K, and in our other filings with the SEC.

Use of Proceeds

The selling stockholder is selling all of the common stock being sold in this offering, including any shares of common stock sold upon the exercise of the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our common stock being sold in this offering. We will bear the costs associated with the sale of the shares in this offering by the selling stockholder, other than underwriting discounts and commissions. See “Underwriting (Conflict of interest)” and “Selling Stockholder.”

Dividend Policy

The preferred stock underlying our depositary shares accrues an annual dividend equivalent to $2,500 per share of preferred stock, or $2.50 per depositary share. During the six months ended June 30, 2023, we paid $1.5 million in cash dividends on our preferred stock. As of the date of this prospectus supplement, we have paid and declared $3.8 million in cash dividends on our common stock in 2023.

In the year ended December 31, 2022, we paid $3.0 million in cash dividends on our preferred stock. In addition, we paid and declared $3.7 million in cash dividends on our common stock in 2022.

The payment of cash dividends in the future, including payment of accrued dividends related to the depositary shares, will be dependent upon our revenues and earnings, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of our board of directors.

Selling Stockholder

The following table details the name of the selling stockholder, the number of shares of our common stock beneficially owned by the selling stockholder, and the number of shares of our common stock being offered by the selling stockholder for sale under this prospectus supplement. The percentage of shares of our common stock beneficially owned by the selling stockholder both prior to and following the offering of securities pursuant to this prospectus supplement, is based on 32,368,112 shares of common stock outstanding as of July 20, 2023.

The following table and footnote set forth information with respect to the beneficial ownership of our common stock by the selling stockholder. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Shares of Common Stock	Percentage of Common Stock Outstanding	Shares of Common Stock Assuming the Underwriters’ Over-Allotment Option is Not Exercised	Percentage of Shares of Common Stock Assuming the Underwriters’ Option is Not Exercised	Shares of Common Stock Assuming the Underwriters’ Option is Exercised in Full	Percentage of Shares of Common Stock Assuming the Underwriters’ Option is Exercised in Full
BRF Investments, LLC (1)	4,979,629	15.4%	2,979,629	9.2%	2,679,629	8.3%
(1)
Beneficial ownership based on information contained in a Schedule 13D/A filed by B. Riley Financial, Inc. (“B. Riley Financial”), B. Riley Securities, Inc. (“BRS”), the selling stockholder and Bryant R. Riley filed with the SEC on April 18, 2023. B. Riley Financial is the parent company of the selling stockholder. Daniel Shribman, a member of our board of directors, is the Chief Investment Officer of B. Riley Financial. All of the shares of common stock being sold by the selling stockholder in this offering were initially held by B. Riley Principal Sponsor Co. LLC (“B. Riley Sponsor”) and B. Riley Principal Investments, LLC (“BRPI”), and were included next to their names in the “Selling Securityholders” table in the accompanying prospectus. Subsequent to the date of the accompanying prospectus, B. Riley Sponsor and BRPI transferred such shares to BRS, which then transferred such shares to the selling stockholder.

Material U.S. Federal Tax Considerations for Holders of our Common Stock

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock sold in accordance with this prospectus but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to holders that acquire our common stock in this offering and hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

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U.S. expatriates and former citizens or long-term residents of the United States;
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persons subject to the alternative minimum tax;
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persons holding our common stock as part of a wash sale, constructive sale, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
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persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;
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banks, insurance companies and other financial institutions;
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brokers, dealers, or traders in securities;
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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein) or other entities or arrangements that are pass-through or disregarded entities for U.S. federal income tax purposes or persons that hold their common stock through such partnerships or other entities or arrangements;
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tax-exempt organizations or governmental organizations;
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persons deemed to sell our common stock under the constructive sale provisions of the Code;
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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
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persons that own or have owned, or are deemed to own or have owned, more than 5% of our common stock (except to the extent specifically set forth below);
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regulated investment companies;
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real estate investment trusts;
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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or arrangement) treated as a partnership or a pass-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or beneficial owner of the entity will depend on the status of the partner or beneficial owner, the status and activities of the entity and certain determinations made at the partner or beneficial owner level. Accordingly, entities treated as partnerships or pass-through entities for U.S. federal income tax purposes holding our common stock and the partners or beneficial owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means any beneficial owner of our common stock who or that, for U.S. federal income tax purposes, is or is treated as any of the following:

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an individual who is a citizen or resident of the United States;
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an entity created or organized under the laws of the United States, any state thereof, or the District of Columbia that is classified as a corporation for U.S. federal income tax purposes;
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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Sale or Other Taxable Disposition” below.

Dividends we pay to a U.S. Holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Sale or Other Taxable Disposition

Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale or disposition of such common stock and the U.S. Holder’s adjusted tax basis in those common stock. Generally, the amount realized upon such sale or disposition is the sum of the amount of cash and the fair market value of any property received in such sale or disposition, and a U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost reduced (but not below zero) by any prior distributions received on such common stock that are treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. Holder is an exempt recipient. In addition, such payments may be subject to backup withholding, unless (1) the U.S. Holder is a corporation or other exempt recipient, and if required, demonstrates that fact or (2) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding in the manner required.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability or may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that, for U.S. federal income tax purposes, is or is treated as any of the following:

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a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
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a foreign corporation; or
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an estate or trust that is not a U.S. Holder.

You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition of our common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes, in which case you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock.

Distributions

If we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess amounts will not be treated as dividends for U.S. federal income tax purposes. Rather, the excess will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders—Sale or Other Taxable Disposition.” Any such distributions will also be subject to the discussions below under the sections titled “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts.”

Except as described below with respect to dividends effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and subject to the discussions below of backup withholding and Sections 1471 to 1474 of the Code (such Sections and related Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide appropriate documentation to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

Sale or Other Taxable Disposition

Subject to the discussions below regarding FATCA and backup withholding (see “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Additional Withholding Tax on Payments Made to Foreign Accounts”), a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a fixed base in the United States to which such gain is attributable); or
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our common stock constitutes a United States real property interest as defined under Section 897(c)(1) of the Code (“USRPI”), by reason of our status as a United States real property holding corporation as defined under Section 897(c)(2) of the Code, (“USRPHC”), for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding such sale or other taxable disposition or the Non-U.S. Holder’s holding period for the applicable common stock, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person and be taxed on the net gain derived from the sale or other taxable disposition under regular U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

With respect to the second bullet point above, we believe that we currently are not a USRPHC. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, our common stock will not be treated as a USRPI with respect to a Non-U.S. Holder if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (such as the New York Stock Exchange), and such Non-U.S. Holder actually or constructively owned, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or the Non-U.S. Holder’s holding period for, our common stock. If the above exception does not apply, such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons (as defined in the Code). In addition, a buyer of our common stock from such Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

Non-U.S. Holders should consult their tax advisors regarding the application of the above to their particular situation, including the potential application of any available income tax treaty that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person and the Non-U.S. Holder either furnishes the certification described above or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Tax on Payments Made to Foreign Accounts

U.S. federal withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution satisfies certain diligence, reporting and withholding requirements, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Underwriting (Conflict of interest)

D.A. Davidson & Co. and B. Riley Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
D.A. Davidson & Co.
B. Riley Securities, Inc.

Total	2,000,000

The underwriters are committed to purchase all the shares of common stock offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $ per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 300,000 additional shares of common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholder per share of common stock. The underwriting fee is $ per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering, which expenses do not include underwriting discounts or any fees or expenses of counsel to the underwriters, and to reimburse the selling stockholder for expenses in an aggregate amount of up to $70,000. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any hedging, swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of the common stock or any such other securities (whether any such transaction described in clause (i) or (ii) above is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 60 days after the date of this prospectus supplement (the “restricted period”), other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; and (iv) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock in connection with the Company entering into an agreement providing for the acquisition by the Company of the securities, business, or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, whether entered into during or prior to the restricted period; provided that the total number of shares of common stock issued pursuant to this clause (iv) shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering (determined on a fully diluted basis and as adjusted for stock splits, stock dividends and other similar events after the date hereof).

Our directors and executive officers, the selling stockholder and certain affiliates of the selling stockholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, during the restricted period, may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the representatives, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the lock-up party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (collectively with the common stock, the “lock-up securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged and agreed that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions including, without limitation: (i) transfer or disposition as a bona fide gift; by will or intestacy; to any trust for the direct or indirect benefit of the lock-up parties; to a partnership, limited liability company or other entity which the lock-up parties are the legal and beneficial owners of; to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible otherwise; if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity to another such entity, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of such party or as a distribution to members or shareholders of such party; by operation of law; to the Company from an employee of the Company upon death, disability or termination of employment of such employee; as part of a sale of the lock-up parties’ securities acquired in open market transactions after the closing of this offering; to the Company in connection with the vesting, settlement, or exercise of restricted stock units, performance stock units, options, warrants or other rights to purchase shares of common stock; pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of our capital stock involving a change of control of the Company; (ii) exercise of outstanding options, settlement of restricted stock units, performance stock units, or other equity awards or exercise of warrants pursuant to plans described in the prospectus supplement and the accompanying prospectus; (iii) conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of common stock or warrants to acquire shares of common stock; (iv) establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act (a “Trading Plan”) for the transfer of shares of lock-up securities; provided that (1) such plans do not provide for the transfer of lock-up securities during the restricted period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made during the restricted period by or on behalf of the lock-up party or the Company regarding the establishment of any such Trading Plan, such announcement or filing shall include a statement to the effect that no transfer of lock-up securities may be made under such Trading Plan during the restricted period; and (v) solely for those lock-up parties with existing Trading Plans, transfer of lock-up securities under a Trading Plan that is existing as of the date of this prospectus supplement, provided that, to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party or the Company regarding such transfer, such announcement or filing shall include a statement to the effect that such transfer is in accordance with an established Trading Plan.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ALTG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflict of Interest

BRF Investments, LLC is an affiliate of B. Riley Securities, Inc., a registered broker-dealer and FINRA member, which will act as an underwriter in the resale of our common stock that has been acquired by BRF Investments, LLC. Because BRF Investments, LLC will receive all the net proceeds from such resales of our common stock made to the public through B. Riley Securities, Inc., B. Riley Securities, Inc. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market,” as defined in Rule 5121, exists for the securities offered. In accordance with FINRA Rule 5121, B. Riley Securities, Inc. is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of our common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in subsection 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State other than at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering in the United Kingdom (the “UK”) prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation and the FSMA, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
a.
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
b.
where no consideration is or will be given for the transfer;
c.
where the transfer is by operation of law;
d.
as specified in Section 276(7) of the SFA; or
e.
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an exempt offer (“Exempt Offer”) in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Duane Morris LLP, New York, New York.

Experts

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2021 and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus supplement, have been audited by UHY LLP, independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The financial statements of the Company incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

Where You Can Find More Information; Incorporation by Reference

Available Information

We filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Available Information.” The documents we are incorporating by reference are (other than those documents or the portions of those documents not deemed to be filed):

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 9, 2023;
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 10, 2023;
•
the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 27, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
•
our Current Reports on Form 8-K, filed on July 3, 2023, June 30, 2023, June 12, 2023, May 2, 2023, April 4, 2023, March 23, 2023, March 7, 2023, February 1, 2023 and January 4, 2023; and
•
the description of our common stock set forth in our Registration Statement on Form 8-A/A, filed on February 14, 2020, and any amendment or report filed for the purpose of updating this information.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement and the accompanying prospectus, any applicable prospectus supplement and any related free writing prospectus or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or calling us at the following:

Alta Equipment Group Inc.
13211 Merriman Road, Livonia, Michigan 48150
Attention: Legal Department
(248) 449-6700

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.altaequipment.com. Other than such documents, information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

PROSPECTUS

Registration No. 333-237387

Alta Equipment Group Inc.

Secondary Offering of

17,666,645 Shares of Common Stock

This prospectus relates to the resale or distribution from time to time by the selling securityholders named in this prospectus as Seller Securityholders or their permitted transferees of up to 17,666,645 shares of our common stock, par value $0.0001 per share (“common stock”), consisting of:

(i) up to 7,600,000 shares of our common stock, which we refer to as the BC shares, issued in a private placement in connection with, and as part of the consideration for, our business combination;

(ii) up to 3,678,947 shares of our common stock, which we refer to as the PIPE shares, issued in private placements immediately prior to the closing of the business combination pursuant to subscription agreements entered into on December 12, 2019;

(iii) up to 2,500,000 shares of our common stock, which we refer to as the forward purchase shares, initially issued as part of the forward purchase units;

(iv) up to 1,943,948 shares of our common stock, which we refer to as the founder shares, initially issued in a private placement to the Sponsor prior to our initial public offering;

(v) up to 462,500 shares of our common stock, which we refer to as the private placement shares, initially issued as part of the private placement units;

(vi) up to 1,250,000 shares of common stock issuable upon the exercise of the forward purchase warrants; and

(vii) up to 231,250 shares of our common stock issuable upon the exercise of the private placement warrants.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of any of the securities. See “Plan of Distribution” beginning on page 10 of this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

Our common stock is traded on The New York Stock Exchange (the “NYSE”) under the symbol “ALTG.” On June 28, 2021, the last reported sale price of our common stock was $13.46 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2021

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. The selling securityholders may use the shelf registration statement to sell up to an aggregate of 17,666,645 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the selling securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the selling securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, service marks and trade names, including, among others, Alta. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2021;
•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 13, 2021;
•
our Current Reports on Form 8-K, filed with the SEC on January 5, 2021; March 3, 2021; March 18, 2021; March 22, 2021; March 25, 2021; April 5, 2021; April 12, 2021; May 13, 2021 and May 28, 2021; and
•
the description of our common stock set forth under the heading “Description of Securities” beginning on page 159 of the Company’s definitive proxy statement on Schedule 14A filed by the Company with the SEC on January 23, 2020 (File No. 001-38864) and is incorporated herein by reference.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the Post-Effective Amendment No. 1 of which this prospectus is a part and prior to effectiveness of the Post-Effective Amendment No. 1 and (ii) after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at altaequipment.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements relating to the benefits of the business combination and our acquisitions; the future financial performance of the Company following the business combination; and changes in the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Some factors that could cause actual results to differ include, but are not limited to:

•
the impact of the COVID-19 outbreak or future epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, negative impacts on customer payment policies and adverse banking and governmental regulations, resulting in a potential reduction to the fair value of our assets;
•
federal, state, and local budget uncertainty, especially as it relates to infrastructure projects;
•
the performance and financial viability of key suppliers, contractors, customers, and financing sources;
•
economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or sales channels;
•
our success in identifying acquisition targets and integrating acquisitions;
•
our success in expanding into and doing business in additional markets;
•
our ability to raise capital at favorable terms;
•
the competitive environment for our products and services;
•
our ability to continue to innovate and develop new business lines;
•
our ability to attract and retain key personnel, including, but not limited to, skilled technicians;
•
our ability to maintain our listing on the New York Stock Exchange;
•
the impact of cyber or other security threats or other disruptions to our businesses;
•
our ability to realize the anticipated benefits of acquisitions or divestitures, rental fleet investments or internal reorganizations; and
•
other risks and uncertainties identified in the section entitled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2020, and other filings with the SEC.

PROSPECTUS SUMMARY

Company Overview

We own and operate one of the largest integrated equipment dealership platforms in the Unites States (“U.S”). Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other Material Handling and Construction Equipment. We engage in five principal business activities in these equipment categories:

(i) new equipment sales;

(ii) used equipment sales;

(iii) parts sales;

(iv) repair and maintenance services; and

(v) equipment rentals.

We have operated as an equipment dealership for over 35 years and have developed a branch network that includes 55 total locations in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, New York, Virginia, and Florida. We offer our customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More recently, with the acquisition of PeakLogix, we have entered the warehouse design, automated equipment installation and system integration sector, which we believe has natural synergies with our Material Handling business and positions us to take advantage of the macroeconomic trend in warehousing and logistics, and e-commerce.

Within our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. We enjoy long-standing relationships with leading Material Handling and Construction Equipment OEMs, including Hyster-Yale, Volvo, and JCB, among more than 30 others. We are consistently recognized by OEMs as a top dealership partner and have been identified as a nationally recognized Hyster-Yale dealer and multi-year recipient of the Volvo Dealer of the Year award.

We are committed to providing our customers with a best-in-class equipment dealership experience. Our customers are principally focused on equipment reliability and up-time, and our teams of skilled technicians and commitment to service are key to establishing and maintaining long-term customer relationships, representing a critical competitive advantage. Parts and service are also our most predictable and profitable businesses, with the dealership model structured to drive aftermarket parts and service revenue. Through our new and used equipment sales and our sale of rental fleet, we populate our exclusive territories with serviceable equipment. As the field population ages, we capitalize on aftermarket parts and service sales through the equipment maintenance cycle.

We have experienced significant organic and acquisition-led growth since 2008, completing over 20 acquisitions in that timeframe. We expect that acquisition activity to continue, as OEM partners support us as a consolidator by granting us new exclusive territories or by consenting to our acquisition of existing dealers.

Private Placements

The common stock registered for resale on this Prospectus was issued to the Selling Security holders in private placements at our initial public offering in April 11, 2019 and in a private investment in public entity (PIPE) transaction at the time of our business combination. The shares were registered for resale on the Form S-1 pursuant to a registration rights agreement signed in connection with the private placements.

The Offering

Securities Offered

This prospectus also relates to the resale or distribution from time to time by the selling securityholders named in this prospectus or their permitted transferees of up to 17,666,645 shares of our common stock, consisting of:

(i) up to 7,600,000 shares of our common stock, which we refer to as the BC shares, issued in a private placement in connection with, and as part of the consideration for, our business combination;

(ii) up to 3,678,947 shares of our common stock, which we refer to as the PIPE shares, issued in private placements immediately prior to the closing of the business combination pursuant to subscription agreements entered into on December 12, 2019;

(iii) up to 2,500,000 shares of our common stock, which we refer to as the forward purchase shares, initially issued as part of the forward purchase units;

(iv) up to 1,943,948 shares of our common stock, which we refer to as the founder shares, initially issued in a private placement to the Sponsor prior to our initial public offering;

(v) up to 462,500 shares of our common stock, which we refer to as the private placement shares, initially issued as part of the private placement units;

(vi) up to 1,250,000 shares of common stock issuable upon the exercise of the forward purchase warrants; and

(viii) up to 231,250 shares of our common stock issuable upon the exercise of the private placement warrants.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.

Shares outstanding prior to the offering	As of June 28, 2021, we had 32,363,376 shares of our common stock issued and outstanding.

Shares outstanding after the offering	32,363,376 shares of our common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling securityholders.

Ticker symbols	Our common stock is traded on the NYSE under the symbol “ALTG.”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 10.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially adversely affect our business, financial condition or results of operations and the trading price of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from this offering.

SELLING SECURITYHOLDERS

This prospectus also relates to the resale or distribution from time to time by the selling securityholders named in this prospectus or their permitted transferees of up to 17,666,645 shares of our common stock.

The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling securityholder, the number of shares of our common stock that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Shares of Common Stock
	Beneficial Ownership Before the Offering		Shares to be Sold in Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Shares (2)	% (1)	Number of Shares (2)	% (1)	Number of Shares (2)	% (1)
180 Degree Capital Corp.	450,000	1.4%	421,053	1.3%	28,947	*
Alan Hammersley	20,000	*	20,000	*	-	*
Andrew Studdert (3)	10,526	*	10,526	*	5,986	*
Anna-Maria and Stephen Kellen Foundation, Inc.	263,161	*	26,316	*	-	*
Anthony J. Colucci (4)	32,500	*	32,500	*	16,250	*
Ardsley Partners Renewable Energy Fund, L.P.	105,263	*	105,263	*	-	*
B. Riley Principal Investments, LLC (5)	2,600,000	8.0%	2,600,000	8.0%	-	*
B. Riley Principal Sponsor Co., LLC (5)	1,860,461	5.7%	1,860,461	5.7%	-	*
BlackMaple Capital Partners LP	180,594	*	131,579	*	49,025	*
Blackwell Partners LLC – Series A	255,748	*	77,749	*	177,999	*
BRC Partners Opportunity Fund, LP (5)	2,078,983	6.4%	721,054	2.2%	1,357,929	4.2%
CC ARB West, LLC	89,474	*	89,474	*	-	*
CC Arbitrage, Ltd.	15,789	*	15,789	*	-	*
Craig Brubaker	32,500	*	32,500	*	-	*
Daniel Shribman (6)	279,592	*	279,592	*	59,393	*
David A. Durkin	105,263	*	105,263	*	-	*
Diameter Master Fund, LP	315,789	*	315,789	*	-	*
Difesa Capital Management	15,809	*	15,809	*	-	*
Dornoch Partners LLC	105,263	*	105,263	*	-	*
Hartford Growth (Trading) Ltd.	210,526	*	210,526	*	-	*
James Kempner	20,000	*	20,000	*	-	*
Jeffrey H. Cutshall	10,526	*	10,526	*	-	*
Jeremy Cionca	2,500	*	2,500	*	-	*
John B. Berding	52,632	*	52,632	*	-	*
Kenneth Young	186,395	*	186,395	*	-	*
Manatuck Hill Navigator Master Fund, LP	13,684	*	13,684	*	-	*
Manatuck Hill Scout Fund, LP	38,947	*	38,947	*	-	*
Nantahala Capital Partners II Limited Partnership (7)	323,910	1.0%	105,983	*	227,006	*
Nantahala Capital Partners Limited Partnership (7)	119,253	*	39,194	*	83,416	*
Nantahala Capital Partners SI, LP (7)	843,904	2.6%	273,682	*	593,667	1.8%
NCP QR LP (7)	133,236	*	44,549	*	92,478	*
Northern Right Capital (QP), LP	52,632	*	52,632	*	-	*
OhSang Kwon	105,263	*	105,263	*	-	*
Patrick Bartels	20,000	*	20,000	*	-	*
Paul Ivankovics	2,500	*	2,500	*	-	*
Punch Micro Cap Partners LLC	200,000	*	200,000	*	-	*
Richard Papalia	15,000	*	15,000	*	-	*

Robert Suss	20,000	*	20,000	*	-	*
Robert T. Chiles (8)	195,000	*	195,000	*	-	*
Ryan Greenawalt (9)	7,300,000	22.6%	7,300,000	22.6%	-	*
Silver Creek CS SAV, L.L.C.	83,836	*	30,403	*	59,005	*
Timothy Presutti	20,000	*	20,000	*	-	*
Wexford Cat	205,263	*	205,263	*	-	*
Wexford Spectrum Trading Limited	110,526	*	110,526	*	-	*
Zachary Savas (10)	26,316	*	26,316	*	7,465	*

* Less than 1%.

(1) Based on 32,363,376 shares of common stock outstanding as of June 28, 2021.

(2) On April 12, 2021, all of the outstanding warrants of the Company were converted into common stock at a conversion ratio of 0.263 shares of common stock for each warrant. As a result of this conversion, the 8,668,746 warrants that were outstanding prior to April 12, 2021 were converted into 2,279,880 shares of common stock. The table does not include the shares converted from the warrants.

(3) Based on a Form 4 filed with the SEC by Andrew Studdert on April 20, 2021, Mr. Studdert currently holds 16,512 shares of common stock of the Company.

(4) Based on a Form 4 filed with the SEC by Anthony Colucci on June 25, 2021, Mr. Colucci currently holds 48,750 shares of common stock of the Company.

(5) Schedule 13D/A (Amendment No. 6) filed with the SEC on March 23, 2021, for Reporting Persons B. Riley Financial, Inc., B. Riley Capital Management, LLC, BRC Partners Management GP, LLC, BRC Partners Opportunity Fund, L.P., B. Riley Principal Investments, LLC, B. Riley Securities, Inc., B. Riley Principal Sponsor Co., LLC and Bryant R. Riley reports aggregate beneficial ownership of 6,216,362 shares of common stock of Alta Equipment Group Inc., including 1,169,477 shares of common stock held directly by BRC Partners Opportunity Fund, L.P. and 180,976 shares of Common Stock to be issued at conversion of the Warrants held by BRC Partners Opportunity Fund, L.P. and including 54,243 shares of Common Stock to be issued at conversion of the Warrants held by the B. Riley Principal Sponsor Co., LLC.

(6) Based on a Form 4 filed with the SEC by Daniel Shribman on November 18, 2020, Mr. Shribman currently holds 338,985 shares of common stock of the Company.

(7) Based on Schedule 13G filed with the SEC on February 16, 2021 for Reporting Person Nantahala Capital Management, LLC, Nantahala beneficially owned 2,787,512 shares of common stock of Alta Equipment Group, Inc. The common stock included 187,500 warrants to purchase common stock which were exchanged for 49,312 shares of common stock when the outstanding warrants were converted in April 2021.

(8) Robert T. Chiles, the Company’s President – Construction Group, passed away on August 18, 2020. The shares are currently held by Mr. Chiles’ estate.

(9) Based on Amendment No. 1 to Schedule 13D filed by Ryan Greenawalt on May 19, 2021, Mr. Greenawalt holds sole voting and dispositive power over 5,697,000 shares of common stock of the Alta Equipment Group Inc. On May 13, 2021, Mr. Greenawalt completed an estate planning transaction pursuant to which he transferred 1,603,000 shares of the issuer’s common stock for no consideration to Snowbird Capital LLC, an entity owned by an irrevocable trust created for the benefit of Mr. Greenawalt’s direct descendants. Steven Greenawalt, Mr. Greenawalt’s father, has voting power of the shares held by Snowbird Capital LLC as the manager of Snowbird Capital LLC.

(10) Based on a Form 4 filed with the SEC by Zachary Savas on June 11, 2021, Mr. Savas currently holds 33,781 shares of common stock of the Company.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted by applicable law.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our shares of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Howard & Howard Attorneys PLLC, Royal Oak, Michigan.

EXPERTS

The consolidated balance sheets of Alta Equipment Group Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, statements of stockholders’ equity (deficit) and cash flows for the years then ended, have been audited by UHY LLP, independent certified public accounting firm, as stated in their report which is incorporated by reference. Such consolidated financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Secondary Offering of

17,666,645 Shares of Common Stock

PROSPECTUS

July 12, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

2,000,000 Shares of Common Stock

Alta Equipment Group Inc.

Common Stock Offered by Selling Stockholder

Prospectus Supplement

Joint Book-Running Managers

D.A. Davidson & Co.	B. Riley Securities

, 2023